Exhibit 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2007

•	Revenues: $2.1 billion (up 10%) for fourth quarter, $8.3 billion (up 7%) for fiscal year

•	Operating Income: $144 million (up 10%) for fourth quarter, $585 million (up 19%) for fiscal year

•	New business bookings of $2.7 billion for fourth quarter, or book-to-bill ratio of 1.3

(SAN DIEGO and MCLEAN, VA) – April 11, 2007 – SAIC, Inc. [NYSE: SAI] today announced financial results for the fourth quarter and fiscal year 2007, which ended January 31, 2007. Revenue, diluted earnings per share, and cash flow from operations exceeded the top end of the guidance ranges provided by the company on its previous earnings release.

“The company completed its 38th year in strong fashion,” said Ken Dahlberg, SAIC chairman and chief executive officer. “The growth initiatives and margin expansion plans we described during our recent initial public offering (IPO) are beginning to show results. Our 44,000 employees—most of whom are shareholders—are collaborating more effectively to offer the full breadth of services and solutions to our customers.”

Summary Operating Results

Revenues for the quarter were $2.1 billion, up 10 percent from $2.0 billion in the fourth quarter of fiscal year 2006. Revenues for the year were $8.3 billion, up 7 percent from $7.8 billion in fiscal year 2006. Internal, or non-acquisition, growth represented approximately 7 percentage points of the consolidated growth for the quarter and 4 percentage points of the consolidated growth for the fiscal year.

Operating income for the quarter was $144 million (6.7 percent of revenue), up 10 percent from $131 million (6.7 percent of revenue) in the fourth quarter of fiscal year 2006. Full-year operating income was $585 million (7.1 percent of revenue), up 19 percent from $490 million (6.3 percent of revenue) in fiscal year 2006. Operating income for the fourth quarter and full fiscal year 2007 include $8 million and $33 million, respectively, in compensation expenses related to stock options and the company’s employee stock purchase program that were not included in the comparable periods for fiscal year 2006 in accordance with Statement of Financial Accounting Standard (SFAS) No. 123(R). Operating income for the fourth quarter and full fiscal year 2006 reflect $6 million and $83 million, respectively, in contract losses associated with the company’s firm fixed-price contract with the Greek government.

Income from continuing operations for the quarter was $85 million, down 36 percent from $132 million in the fourth quarter of fiscal year 2006. Full-year income from continuing operations was $369 million, up 8 percent from $341 million in fiscal year 2006. Year-over-year comparisons of income from continuing operations are not as positive as those from operating income primarily because the fiscal year 2006 tax rates were significantly below the fiscal year 2007 rates. This was due to the reversal of certain tax contingency accruals during fiscal year 2006, which brought the effective tax rate well below a normal rate of about 40 percent. In addition, interest income was lower for the fourth quarter but higher for the year in fiscal year 2007 compared to fiscal year 2006.

Diluted earnings per share from continuing operations for the quarter were $0.20, down 46 percent from $0.37 in the fourth quarter of fiscal year 2006, driven by a reduction in interest income, increase in tax expense, and higher share count compared to the prior year. The diluted share count for the quarter was 420 million, up 19 percent from 353 million in the fourth quarter of fiscal year 2006 as a result of the shares issued in the IPO. Diluted earnings per share from continuing operations for the year were $1.01, up 6 percent from $0.95 in fiscal year 2006, even as the diluted share count increased from 359 million to 364 million.

Diluted earnings per share, which include discontinued operations, were $0.20 for the quarter, down 55 percent from $0.44 in the fourth quarter of fiscal year 2006. Diluted earnings per share for the year were $1.07, down 59 percent from $2.58 in fiscal year 2006. Discontinued operations include the majority owned subsidiary ANX, which was sold in the third quarter of fiscal year 2007, and Telcordia, which was sold in the first quarter of fiscal year 2006.

Cash Generation and Capital Deployment

Cash flow from operations for the quarter was $199 million, down 14 percent from $231 million in the fourth quarter of fiscal year 2006. For the year cash flow from operations was $704 million, up 20 percent from $587 million in fiscal year 2006. As of January 31, 2007, the company had $1.1 billion in cash and cash equivalents and $1.2 billion in long-term debt.

During the quarter the company used a total of $67 million to repurchase 2.4 million shares under the 40-million share stock repurchase program and 1.3 million shares in privately negotiated transactions or to pay withholding taxes associated with stock option exercises and vesting events. Only the repurchases under the stock repurchase plan had not been planned when the company provided guidance on December 12, 2006.

In addition, SAIC completed the following two acquisitions during the fourth quarter for a total cost of $252 million:

•

Applied Marine Technology, Inc. (AMTI), a leading provider of services, products and expertise particularly to the special warfare and intelligence communities, including the areas of homeland security and the global war on terrorism. The company brings more than 500 people specializing in training and exercises, systems engineering and integration, information systems and communications, and rapid prototyping of technical solutions.

•

AETC Incorporated, which develops acoustic, non-acoustic, radar, and electromagnetic remote sensing techniques and systems for underwater, underground, and above-ground applications. The company’s 46 employees are highly skilled in physics, signal processing and systems engineering.

Mark Sopp, SAIC chief financial officer commented, “In fiscal year 2007, our core business showed improved profitability and excellent cash flow. Looking forward, we are focused on internal growth initiatives, continued operating margin expansion, and deploying cash flow and other capital wisely to strengthen our company and increase its value.”

New Business Awards

New business bookings totaled $2.7 billion in the fourth quarter and $9.2 billion for the fiscal year, representing a book-to-bill ratio of 1.3 and 1.1 for the fourth quarter and fiscal year, respectively. Bookings reflect net additions to backlog, derived by taking the change in total backlog plus revenue recognized for the period. No bookings value is assigned unless the company has received a signed contract for a priced statement of work. Notable highlights of competitive single-award delivery order contracts received during the quarter include:

•

NATO Theater Missile Defense Systems Engineering and Integration. Under a six-year, $95 million firm-fixed-price contract, SAIC will support the integration of the North Atlantic Treaty Organization (NATO) Active Layered Theater Ballistic Missile Defense capability.

•

Department of Homeland Security (DHS) Security Services. SAIC received a five-year, $39 million time-and-material contract from the Security and Technology Policy Branch to continue to provide security services to Customs and Border Protection. SAIC will perform work including certification and accreditation, security risk assessments, security test and evaluation, system architecture, communication security services, and technology policy and administration.

•

Cargo and Container Inspection Systems. SAIC received orders for 23 ruggedized mobile VACIS(R) inspection systems from the U.S. Army Research Lab and three VACIS(R) P7500 container inspection systems from the DHS. The Military Mobile VACIS(R) is an all-terrain, self-relocatable non-intrusive inspection system that can perform inspections in remote locations using both bi-directional moving scan and stationary scan modes. The VACIS(R) P7500 inspection system is a compact, high-energy X-ray-based portal container inspection system that images dense cargo in high-volume throughput operations. This contract supports the Secure Freight Initiative international pilot program and marks a transition to higher penetration and the need for greater systems and data integration.

In addition to these defined delivery awards, SAIC also won several indefinite delivery/indefinite quantity (IDIQ) contracts that are not included in the bookings total. Notable IDIQ awards during the quarter include:

•

Enterprise Command and Control Advanced Technology Services (EC2ATS). SAIC will provide a full range of enterprise services and solutions to the Space and Naval Warfare (SPAWAR) Systems Center, Charleston (SSCC) under a single award contract with a potential seven-year term and a ceiling value of $423 million.

•

Program and Integration Support. As the sole recipient of a five-year, $250 million ceiling contract from the U.S. Army Research and Development Command Acquisition Center, SAIC will continue to provide program management, integration and site services for the Army’s Chemical Materials Agency (CMA). SAIC will support program- and site-level management and integration requirements related to the CMA mission to store and dispose of the U.S. chemical weapons stockpile and non-stockpile material.

•

Army Information Technology Enterprise Solutions - 2 Services (ITES-2S). The Army Contract Agency, Information Technology, E-Commerce and Commercial Contracting Center awarded SAIC a prime contract to provide a comprehensive range of IT services to support the Army’s enterprise infrastructure and information structure challenges worldwide. This multiple award contract has a potential seven-year period of performance and a total ceiling value for all 16 awardees of $20 billion.

•

Joint Test and Evaluation (JT&E). SAIC received one of four awards to provide joint military environment process planning support services to the Department of Defense (DoD) JT&E Program Office. The program maximum for all awardees is $930 million over 10 years.

•

Department of Veterans Affairs (DVA) Veterans Health Information Systems and Technology Architecture (VistA). SAIC received one of eight blanket purchase agreement awards representing an aggregate ceiling value of $1 billion over 10 years. Recognized as one of the world’s most comprehensive health and clinical support systems, VistA includes over 100 clinical and administrative applications at 157 healthcare facilities and 887 ambulatory care and community-based outpatient clinics.

The company’s backlog of signed business orders at the end of fiscal year 2007 was over $15.1 billion, of which $4.8 billion was funded. The negotiated unfunded backlog of $10.3 billion represents the estimated amount to be earned in the future from firm orders for which funding has not been appropriated or otherwise authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders that might be awarded under IDIQ or other Master Agreement contract vehicles.

Forward Guidance

The company is reaffirming its guidance for fiscal year 2008 given on December 12, 2006, which is shown in the table below.

Measure	FY Ending 1/31/2008
Revenue (billions)	$8.70 – $9.00
Diluted EPS from continuing operations	$0.83 – $0.88
Diluted share equivalents (millions)	430
Cash flow from operations (millions)	$450 or greater

About SAIC

SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. With more than 44,000 employees in over 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions.

SAIC: FROM SCIENCE TO SOLUTIONS™

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future sales, earnings, backlog, outstanding shares and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government audits of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm fixed price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our final prospectus dated October 12, 2006, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of April 11, 2007. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
Stuart Davis
703-676-2283
stuart.davis@saic.com

External Communications:
Connie Custer, McLean	Ron Zollars, San Diego
703-676-6533	858-826-7896
constance.a.custer@saic.com	ronald.m.zollars@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended January 31		Full Year Ended January 31
	2007	2006	2007	2006
Revenues	$2,147	$1,960	$8,294	$7,775
Costs and expenses:
Cost of revenues	1,874	1,701	7,184	6,794
Selling, general and administrative expenses	129	128	525	491

Operating income	144	131	585	490
Non-operating income (expense):
Interest income	20	28	117	97
Interest expense	(24)	(22)	(92)	(89)
Minority interest in income of consolidated subsidiaries	(3)	(2)	(12)	(12)
Other income (expense), net	1	(11)	5	(8)

Income from continuing operations before income taxes	138	124	603	478
Provision for income taxes	53	(8)	234	137

Income from continuing operations	85	132	369	341
Discontinued operations:
Income from discontinued operations before income taxes (including net gain on sales of $0 and $19 for the three and twelve months ended January 31, 2007 and net gain on sale of $2 and $871 for the three and twelve months ended January 31, 2006, respectively)	—	4	24	881
Provision (benefit) for income taxes	1	(18)	2	295

Income from discontinued operations	(1)	22	22	586

Net income	$84	$154	$391	$927

Earnings per share
Basic:
Income from continuing operations	$0.21	$0.39	$1.05	$0.98
Income from discontinued operations	—	0.06	0.06	1.68

	$0.21	$0.45	$1.11	$2.66

Diluted:
Income from continuing operations	$0.20	$0.37	$1.01	$0.95
Income from discontinued operations	—	0.07	0.06	1.63

	$0.20	$0.44	$1.07	$2.58

Common equivalent shares:
Basic	403	341	352	348

Diluted	420	353	364	359

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	January 31, 2007	January 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,113	$1,010
Investments in marketable securities	—	1,659
Receivables, net	1,641	1,515
Inventory, prepaid expenses and other current assets	191	191
Assets of discontinued operations	—	28

Total current assets	2,945	4,403
Property, plant and equipment (less accumulated depreciation of $268 and $246 at January 31, 2007 and 2006, respectively)	387	356
Intangible assets, net	109	63
Goodwill	951	655
Deferred income taxes	57	66
Other assets	109	112

	$4,558	$5,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,042	$959
Accrued payroll and employee benefits	519	468
Income taxes payable	73	14
Notes payable and long-term debt, current portion	29	47
Liabilities of discontinued operations	—	3

Total current liabilities	1,663	1,491
Notes payable and long-term debt, net of current portion	1,199	1,192
Other long-term liabilities	104	111
Commitments and contingencies
Minority interest in consolidated subsidiaries	56	54
Stockholders’ equity:
Common and preferred stock	—	—
Additional paid-in capital	1,557	2,508
Retained earnings	6	415
Other stockholders’ equity	—	(84)
Accumulated other comprehensive loss	(27)	(32)

Total stockholders’ equity	1,536	2,807

	$4,558	$5,655

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended January 31		Full Year Ended January 31
	2007	2006	2007	2006
Cash flows from operations:
Net income	$84	$154	$391	$927
(Income) loss from discontinued operations	1	(22)	(22)	(586)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	19	21	72	69
Stock-based compensation	21	8	64	39
Minority interest in income of consolidated subsidiaries	3	2	12	12
Dividends received in excess of equity earnings from unconsolidated affiliates	3	2	9	(4)
Excess tax benefits from stock-based compensation	(9)	—	(9)	—
Other	4	9	8	17
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(45)	48	(72)	51
Inventory, prepaid expenses and other current assets	(35)	14	9	39
Deferred income taxes	(2)	5	3	(42)
Other assets	1	(16)	2	(19)
Accounts payable and accrued liabilities	69	67	36	52
Accrued payroll and employee benefits	15	58	96	94
Income taxes payable	71	(130)	107	(76)
Other long-term liabilities	(1)	11	(2)	14

Total cash flows provided by operations	199	231	704	587
Cash flows from investing activities:
Expenditures for property, plant and equipment	(9)	(15)	(74)	(54)
Acquisition of businesses, net of cash acquired	(234)	(7)	(377)	(212)
Payments for businesses acquired in previous years	—	—	(1)	(14)
Purchases of marketable securities available-for-sale	—	(1,793)	(4,258)	(7,852)
Proceeds from sales and maturities of marketable securities available-for-sale	—	1,779	5,917	7,561
Other	(8)	(18)	3	(12)

Total cash flows provided by (used in) investing activities	(251)	(54)	1,210	(583)
Cash flows from financing activities of continuing operations:
Proceeds from notes payable and long-term debt	1	—	1	—
Payments on notes payable and long-term debt	(1)	(6)	(28)	(46)
Payment of a special dividend	(2,439)	—	(2,439)	—
Sales of stock through initial public offering	(1)	—	1,243	—
Sales of stock and exercise of stock options	43	36	100	155
Repurchases of stock	(67)	(250)	(724)	(818)
Excess tax benefits from stock-based compensation	9	—	9	—
Other	(1)	(1)	(3)	(4)

Total cash flows used in financing activities	(2,456)	(221)	(1,841)	(713)

Increase (decrease) in cash and cash equivalents from continuing operations	(2,508)	(44)	73	(709)

Cash flows of discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	(15)	(108)	4	(319)
Cash provided by investing activities of discontinued operations	—	—	26	1,072

Increase (decrease) in cash and cash equivalents from discontinued operations	(15)	(108)	30	753

Cash and cash equivalents at beginning of period	3,636	1,162	1,010	966

Cash and cash equivalents at end of period	$1,113	$1,010	$1,113	$1,010

Supplemental schedule of non-cash investing and financing activities:
Stock exchanged upon exercise of stock options	$40	$56	$143	$189

Stock issued for settlement of accrued employee benefits	$—	$—	$54	$71

Fair value of assets acquired in acquisition	$261	$6	$431	$288
Cash paid in acquisition, net of cash acquired	(234)	(7)	(377)	(212)
Issuance of stock in acquisitions	—	(1)	—	(17)
Accrued acquisition payments	(5)	—	(9)	(2)

Liabilities assumed in acquisitions	$22	$(2)	$45	$57